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                  FORM OF LETTER TO BE USED BY BROKERS, DEALERS

April 16, 2001

Re: Offer to Purchase for Cash Made by The Peoples Holding Company for 604,312 shares of its Common Stock. The offer, proration period and withdrawal rights expire at 5:00 p.m., New York City time, on May 15, 2001, unless the offer is extended.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 16, 2001 (the "Offer to Purchase") and the related Letter of Transmittal in connection with the offer by The Peoples Holding Company, a Mississippi corporation ("Peoples"), to purchase up to 604,312 shares of its Common Stock, at purchase price of $23.00 per share, net to the seller in cash, without interest, as specified by tendering shareholders. The offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal (as amended or supplemented from time to time). Also enclosed herewith are certain other materials related to the Offer, including a letter to shareholders from E. Robinson McGraw, President and Chief Executive Officer of Peoples.

Only Common shares validly tendered and not withdrawn, will be purchased. However, because of the proration provisions described in Peoples's Offer to Purchase, all Common shares tendered may not be purchased if more than 604,312 Common shares are tendered. All shares tendered and not purchased, including shares not purchased because of proration or the conditional tender procedures, will be returned at Peoples's expense promptly following the expiration date.

Peoples reserves the right, in its sole discretion, to purchase additional shares in the offer up to 2% of the outstanding shares of Common Stock, subject to applicable legal requirements.

As described in Peoples's Offer to Purchase, if more than 604,312 common shares have been validly tendered and not withdrawn, Peoples will purchase validly tendered (and not withdrawn) Common shares in the following order of priority:

o First, Peoples will purchase shares from all holders of "odd lots" of less than 100 shares who have properly tendered all of their shares prior to the expiration date and completed the "Odd Lots" box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

o Second, Peoples will purchase all shares conditionally tendered in accordance with Section 5 of the Offer to Purchase for which the condition was satisfied without regard to the procedure in the next bulleted clause, and all other shares tendered properly and unconditionally on a pro rata basis if necessary; and

o Finally, if necessary to permit Peoples to purchase 604,312 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not withdrawn prior to the expiration date, will be selected for purchase by random lot in accordance with the Offer to Purchase - provided that, to be eligible for purchase by random lot, all Common shares owned by the tendering shareholder must have been properly tendered and the appropriate box must have been checked in the "Conditional Tenders" box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

A tender of your shares can only be made by us pursuant to your instructions as we are the holder of record of shares held for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

Please instruct us as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set

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forth in the Offer to Purchase and the Letter of Transmittal.  Your attention is directed to the following:

o The offer is for up to 604,312 shares of Common Stock. Peoples may, but will not be obligated to purchase additional shares up to 2% of the outstanding Common Stock, subject to applicable legal requirements. The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

o The offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on May 15, 2001, unless the offer is extended. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf.

o Tendering shareholders will not be obligated to pay brokerage commissions or solicitation fees on Peoples's purchase of shares in the offer. Shareholders, however, may incur fees associated with the tendering of shares held in custodial or other beneficiary accounts. Any stock transfer taxes applicable to the purchase of shares by Peoples pursuant to the offer will be paid by Peoples, except as otherwise provided in the Offer to Purchase and Instruction 6 of the Letter of Transmittal.

o You may instruct us to tender shares on your behalf subject to the condition that a specified minimum number of your tendered shares be purchased if any such tendered shares are purchased, as described in the Offer to Purchase. It is your responsibility to calculate such minimum number and you are urged to consult a tax advisor. If you wish us to make a conditional tender on your behalf, you must complete the box captioned "Conditional Tenders" in the Instruction Form. If, because of proration, the minimum number of shares that you specified will not be purchased, Peoples may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and check the box so indicating. In selecting among such conditional tenders, Peoples will select by lot and will limit its purchase in each case to the designated minimum number of shares to be purchased.

o If you are an odd lot holder, meaning that you own beneficially or of record fewer than 100 shares, and you instruct us to tender on your behalf all such shares at the purchase price before the expiration date and check the box captioned "Odd Lots" in the attached instruction form, Peoples will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered and not properly withdrawn.

o Peoples's board of directors has approved the offer. However, you must make your own decision whether to tender shares and, if so, how many shares to tender and the price or prices at which you are tendering your shares. Neither we, Peoples, its board of directors, nor the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares.

If you wish to have us tender any or all of your shares held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase, please so instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your instruction to us is enclosed. If you authorize tender of your shares, all such shares will be tendered unless otherwise specified on the Instruction Form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the offer.

The tender offer is being made solely under the Offer to Purchase and the Letter of Transmittal and is being made to all holders of Common Stock. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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                                INSTRUCTION FORM

                           Offer to Purchase for Cash

                       Made by The Peoples Holding Company

                               for 604,312 Shares

                               of its Common Stock

By signing this Instruction Form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated April 16, 2001, and the related Letter of Transmittal in connection with the offer by The Peoples Holding Company ("Peoples") to purchase up to 604,312 shares of its Common Stock ("Shares") at a price of $23.00 per Share, net to the seller in cash (the "Offer"), as specified by tendering shareholders, upon the terms and subject to the conditions of the Offer. Peoples may, but will not be obligated to, purchase additional shares up to 2% of the outstanding shares of Common Stock, subject to applicable legal requirements.

This will instruct you to tender to Peoples the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

                                 SHARES TENDERED

[   ]  If fewer than all Shares are to be  tendered,  please  check this box and indicate below the aggregate number of Shares to be tendered by us. Unless this box is checked, it will be assumed that all Shares held by us for your account are to be tendered.

       _________________ Shares


                                    ODD LOTS
                (See Instruction 13 to the Letter of Transmittal)

Complete this section only if you own, beneficially or of record, an aggregate of fewer than 100 Shares and are tendering all of your Shares.

[   ]  The  undersigned  is the  beneficial  or record  owner of an aggregate of fewer than 100 Shares, all of which are being tendered; or

[   ]  is a dealer,  commercial bank, trust company or other nominee that (a) is tendering for the beneficial owner(s), Shares with respect to which the undersigned is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all of the Shares.


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                               CONDITIONAL TENDERS
                (See Instruction 8 of the Letter of Transmittal)

You may condition the tender of your Shares upon the purchase by Peoples of a specified minimum number of the Shares you are tendering hereby (which minimum number can be all of the Shares you are hereby tendering), all as described in the Offer to Purchase. It is your responsibility to calculate the minimum number of Shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of Shares specified, your tender will be deemed unconditional.

[   ]   Minimum   number  of  Shares  that  must  be   purchased,   if  any  are
        purchased:_____________Shares.

If, because of proration, the minimum number of Shares that you designated above will not be purchased, Peoples may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your Shares and checked the following box.

[   ]   The tendered Shares represent all of the Shares held by me.


PLEASE SIGN HERE

(Must be signed by the registered holder(s) exactly as name(s) appear(s) on certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificate(s) and documents transmitted with this Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.)

         ________________________________________________________

         ________________________________________________________


Dated: ____________________, 2001

Name(s):_________________________________________________________
                                    (Please Print)
Capacity (full title):___________________________________________
Address:_________________________________________________________
         ________________________________________________________
         ________________________________________________________
                                    (Include Zip Code)
Areas Code(s) and Telephone Number(s):___________________________